Exhibit 10.68

EXECUTIVE SEVERANCE PLAN OF NEWMONT

Amended and Restated Effective January 1, 2014

EXECUTIVE severance PLAN OF NEWMONT

introduction

Newmont USA Limited, and certain related entities (“Newmont”), hereby amends and restates this Executive Severance Plan of Newmont (the “Plan”) effective January 1, 2014 for the purpose of providing certain Executive Employees as defined below with severance benefits. The Plan was originally established effective October 26, 2011.

This Plan is intended to constitute a health and welfare benefit plan under the Employee Retirement Income Security Act of 1974 and not subject to the provisions of Internal Revenue Code Section 409A.  Notwithstanding any provision herein to the contrary, Newmont explicitly reserves the right to amend or modify the Plan in any manner necessary to comply with any laws or regulations that may be determined by Newmont as applicable to the Plan.

ARTICLE I

DEFINITIONS

The definitions set forth in the Employee Benefits Plan shall apply for purposes of this Plan.  In addition, the following definitions shall apply to the Plan.

“Administration Committee” means the committee appointed by the Board or its delegate in writing which serves in accordance with Article VI.

“Affiliated Entity” means any corporation or other entity, now or hereafter formed, that is or shall become affiliated with the Employer, either directly or indirectly, through stock ownership or control, and which is (a) included in the controlled group of corporations (within the meaning of Code Section 1563(a) without regard to Code Section 1563(a)(4) and Code Section 1563(e)(3)(C)) in which the Employer is also included or (b) included in the group of entities (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) in which the Employer is also included.

“Board” means the Board of Directors of Newmont USA Limited.

“Cause” means: a) engagement in illegal conduct or gross negligence or willful misconduct, provided that if the Executive Employee acted in accordance with an authorized written opinion of Employer’s, or an affiliated entity’s, legal counsel, such action will not constitute “Cause;” b) any dishonest or fraudulent activity by the Executive Employee or the reasonable belief by the Employer of the Executive Employee’s breach of any contract, agreement or representation with the Employer or an affiliated entity, or c) violation of Newmont Mining Corporation’s Code of Business Ethics and Conduct.

“Code” means the Internal Revenue Code of 1986, as amended.

“Date of Termination” means the date on which an Executive Employee ceases to be an Employee of the Employer or its Affiliated Entities.

“Disability” means a condition that causes the Employee to terminate employment with the Employer and/or all participating Employers and the Employee has immediately begun receiving benefits from a disability plan of Newmont following termination of employment.

“Employee” means an employee of an Employer who is not (a) an individual who performs services for the Employer under an agreement, contract or arrangement (which may be written, oral or evidenced by the Employer’s payroll practice) between the Employer and the individual or with any other organization that provides the services of the individual to the Employer pursuant to which the individual is initially classified or treated as an independent contractor or whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to Code Section 3401, or who is otherwise treated as an employee of an entity other than the Employer, irrespective of whether he or she is treated as an employee of the Employer under common‑law employment principles or pursuant to the provisions of Code Section 414(m), 414(n) or 414(o), even if the individual is subsequently reclassified as a common‑law employee as a result of a final decree of a court of competent jurisdiction, the settlement of an administrative or judicial proceeding or a determination by the Internal Revenue Service, the Department of the Treasury or the Department of Labor, (b) an individual who is a leased employee, (c) a temporary employee, or (d) an individual covered by a collective bargaining agreement.

“Employer” means Newmont USA Limited and any Affiliated Entities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive Employee” means an Employee with the classification or title of Chief Executive Officer (“CEO”), Executive Vice President (“E2-E3”), Senior Vice President (“E4”), Vice President (“E5”), Group Executive (“E6”) or Director (“109”) and is on the Newmont’s United States payroll.

“Involuntary  Termination” means any involuntary termination of employment of an Executive Employee by the Employer for any reason other than: (a) Cause, as determined in the sole discretion of Employer, (or if after termination it is determined the Executive Employee could have been terminated for Cause), (b) termination of employment due to disability under a disability plan of Newmont (as determined by the Administration Committee or its delegate in its sole discretion), (c) retirement as of Normal or Early Retirement pursuant to the Pension Plan of Newmont as those terms are defined therein, and (d) death of the Executive Employee prior to termination of employment.  An Involuntary Termination shall not be deemed to have occurred if the Executive Employee accepts any position with Employer, or the Employer offers the Executive Employee employment within a 75 mile radius of the Executive Employee’s prior position, at Executive Employee’s same or higher annual base salary and within one compensation grade level of Executive Employee’s prior position.

“Plan” means this Executive Severance Plan of Newmont.

“Salary” means the Executive Employee’s annual base salary as of termination of employment.  Salary shall not include any extra pay for foreign service or foreign assignment, hardship pay, moving allowances, the cost of goods and services, danger pay, the value of any stock/equity based compensation (including but not limited to stock options, deferred stock, restricted stock, restricted stock units, common stock or performance stock units).

“Service” means continuous service with the Employer or an Affiliated Entity commencing on the Executive Employee’s date of hire and each successive 12‑month period.

ARTICLE II

ELIGIBILITY

Section 2.01.  General Eligibility Requirements.  The benefits provided under this Plan will be available to any Executive Employee employed by Newmont or any of its U.S. based affiliates in salary grades 109 to E-1 at the time of termination of employment provided the following requirements are met:

(a)The Executive Employee leaves employment with the Employer due to Involuntary Termination; and

(b)The Executive Employee delivers to the Administration Committee or its delegate, an executed Waiver and Release that conforms to Section 7.05 and the Waiver and Release becomes irrevocable not later than seventy (70) days following the date of the Executive Employee’s Involuntary Termination (or such earlier date as is indicated on such Waiver and Release).  The Company shall furnish such a Waiver and Release to Executive Employee no later than twenty-five (25) days following the Executive Employee’s Involuntary Termination.

Subject to the coordination provisions of Section 3.02 pertaining to change in control plans, if an Executive Employee is eligible for benefits under this Plan, the Executive Employee shall not be entitled to severance benefits under any other severance plan of Newmont, including but not limited to the Severance Plan of Newmont.

Section 2.02.  Voluntary Special Retirement Program.  Notwithstanding anything in this Article II to the contrary, an individual who receives benefits under a voluntary special retirement program shall not be eligible to receive any benefit under this Plan unless otherwise specified by the Board or its delegate.

ARTICLE III

BENEFITS

Section 3.01.  Basic Severance Benefits.  Severance benefits shall consist of a portion of Salary calculated as follows:

Salary Schedule by Grade

Salary Grade		Benefit

CEO	E1	24 months of Salary

EVP	E2 E3	15 months of Salary + 1 month of Salary for every year of Service up to a maximum total of 18 months of Salary

SVP	E4	12 months of Salary + 1 month of Salary for every year of Service up to a maximum total of 15 months of Salary

VP	E5	12 months of Salary

Group Executive	E6	9 months of Salary + 1 month of Salary for every year of Service up to a maximum total of 12 months of Salary

Senior Director	109	6 months of Salary + 1 month of Salary for every year of Service up to a maximum total of 9 months of Salary

Monthly Salary is determined in one‑twelfth increments based on regular annual Salary at the time of termination of employment.

Section 3.02.  Coordination With Certain Change in Control Programs.  If an Executive Employee who is eligible for benefits and payments under this Plan is also eligible to receive benefits and payments under a change of control plan of Newmont, the Executive Employee shall only be entitled to receive payments and benefits under this Plan or under the applicable change of control plan, but not both, and shall be entitled to receive the greater of the benefits and payments otherwise payable under this Plan or the benefits and payments otherwise payable under the applicable change of control plan.

Section 3.03.  Payment of Severance Benefits.  The amount of severance benefits payable to an Executive Employee under this Article III shall be paid in a single cash lump sum as soon as administratively possible following the date of the Executive Employee’s termination of employment and the Executive Employee’s execution of a release described in Section 7.05 and the expiration of the applicable revocation period.  Such amount shall be paid no later than the fifteenth day of the third month following the year in which the Executive Employee met the requirements to receive benefits under this Plan.

Section 3.04.  Other Benefits.

(a)Medical, Vision, Prescription Drug and Dental Coverage.  An Executive Employee who is eligible to receive severance benefits under this Plan will be entitled to Employer paid Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage for medical, vision, prescription drug and dental plan (if and as such plans then exist) for a period of months equal to the number of months of Salary that the Executive Employee receives as a severance benefit as determined under Article III, if the Executive Employee elects COBRA coverage.  However, in no event shall the Employer paid COBRA coverage extend beyond the period of time that the Executive Employee would otherwise be entitled to continue coverage under the provisions of COBRA.  The COBRA period will run concurrent with medical coverage provided for under this Section.  In the event the number of months of salary paid as a severance benefit is less than the Employee’s COBRA period, COBRA coverage shall continue at the Employee’s expense for the remaining COBRA period.

(b)Life Insurance Plan.  An Executive Employee will continue to be covered under the basic group term life insurance portion of the Employer’s life insurance and accidental death and dismemberment insurance plan (the “Life Insurance Plan”) (if and as such plan then exists) to the extent such benefits are paid by the Employer insuring the lives of the Executive Employee and his spouse for a period of months equal to the number of months of Salary that the Executive Employee receives as a severance benefit.  Coverage under the Life Insurance Plan will cease at the end of such period without any notification by the Employer to the Executive Employee.  Any supplemental life insurance coverage and accidental death and dismemberment coverage under the Life Insurance Plan will terminate on the Executive Employee’s termination of employment.

(c)Outplacement Services.  An Executive Employee who is eligible to receive severance benefits under this Plan will be entitled to outplacement services with a vendor of Employer’s choice for the period determined by Employer, not to exceed 12 months beginning with the month immediately following termination of employment.

(d)Controlling Plan Provisions.  Benefits provided pursuant to this Section 3.04 shall be governed by the respective benefit plans including rules pertaining to HIPAA, COBRA and claims for benefits.

Section 3.05.  Return of Benefits in the Event of Cause.  In the event the Employer determines that Cause existed for the termination of an Executive Employee’s employment after the Executive Employee has been offered or received benefits pursuant to this Plan, the Employer shall be entitled to recover such amounts from the Executive Employee or offset any other amounts owed by the Employer to the Executive Employee.

Section 3.06.  Offset for Worker Adjustment and Retraining Notification Act Benefits.  In the event an Executive Employee is entitled to benefits under the Plan and is also entitled to benefits under the Worker Adjustment and Retraining Notification Act (“WARN”), then any salary paid during a WARN notice period, and any medical, vision, prescription drug and dental and life insurance coverage during a WARN notice period shall reduce the payments and benefits to the Executive Employee under sections 3.01, 3.02 and 3.05 of this Article III of the Plan. In the event an Executive Employee’s benefits under this Plan are exhausted by the payments with respects to the WARN notice period, such Salaried Employee shall not be entitled to any benefits under this Plan.

ARTICLE IV

CONTINUATION OF HEALTH CARE COVERAGE

Continuation of coverage under the Plan shall be permitted only with respect to health coverage described in Section 3.04(a) in accordance with the applicable health plan and Section 3.04(a) of this Plan.  No continuation of coverage is otherwise permitted under this Plan.

ARTICLE V

PROTECTION OF MEDICAL PRIVACY

The Plan is generally not subject to HIPAA.  HIPAA shall apply only with respect to medical benefits described in Section 3.04(a) in accordance with the applicable health plan.

ARTICLE VI

ADMINISTRATION committee
and claims for benefits

Section 6.01.  Appointment of the Administration Committee.  The Board or its delegate shall appoint the members of the Administration Committee who may be, but need not be, officers, directors or Employees of Newmont.  The members of the Administration Committee shall hold office at the pleasure of the Board and shall serve without compensation.

Section 6.02.  Responsibilities of the Administration Committee.  The Administration Committee shall be responsible for the administration, operation and interpretation of the Plan.  The Administration Committee shall establish rules from time to time for the transaction of its business.  The Administration Committee shall have the exclusive right to interpret the Plan’s provisions and to exercise discretion where necessary or appropriate in the interpretation and administration of the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan.  Such decisions, actions and records of the Administration Committee shall be conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan.  Any decisions by the Administration Committee in respect of eligibility for benefits under the Plan shall be subject to de novo review.

The Administration Committee may delegate some or all of its authority under the Plan to any person, persons or entities.  The Administration Committee may remove any duly appointed delegate at any time at its sole discretion.

Section 6.03.  Organization of the Administration Committee.  The Administration Committee shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of its duties under the Plan.  The Administration Committee may appoint agents (who need not be members of the Administration Committee) to whom it may delegate such powers as it deems appropriate.  The Administration Committee may make its determinations with or without meetings, and it may authorize one or more of its members or agents to sign instructions, notices and determinations on its behalf.  Any action taken by the Administration

Committee shall be taken by a majority of the members attending a meeting of the Administration Committee (provided at least a majority of the Administration Committee members are at such meeting) or by a majority of the members of the Administration Committee executing a written instrument setting forth the action taken.

Section 6.04.  Indemnification of Administration Committee Members.  Newmont shall indemnify the members of the Administration Committee against any and all claims, loss, damages, expense (including attorney fees) and liability arising from any action or failure to act, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member.  Such indemnification shall include the Administration Committee members or any individuals delegated authority by the Administration Committee if such individuals are employed by Newmont or an Affiliated Entity.  Newmont does not hereby indemnify any entity or person that is not an Employee of Newmont or an Affiliated Entity.  The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent or Employee of the Employer, and such person’s rights shall inure to the benefit of his heirs and representatives.

Section 6.05.  Benefits Claims and Appeals.  The intention of Newmont is that the Plan be construed as a “welfare plan,” as defined in Section 3(1) of ERISA, and this Section 6.05 shall apply.  The Administration Committee shall establish a claims and appeals procedure applicable to persons eligible to participate in the Plan.  Unless otherwise required by applicable law, such procedures will provide that any such person has not less than 60 days following receipt of any adverse benefit determination within which to appeal the determination in writing with the Administration Committee, and that the Administration Committee must respond in writing within 60 days of receiving the appeal, specifically identifying those Plan provisions on which the benefit denial was based and indicating what, if any, information such person must supply in order to perfect a claim for benefits.  The claims procedures of this Section must be exhausted prior to an individual bringing a legal claim or action for benefits under the Plan.

ARTICLE VII

MISCELLANEOUS

Section 7.01.  Plan Documentation.  This Plan shall constitute the “plan document” for purposes of ERISA and other laws that may apply.  In the event the provisions of this Plan are inconsistent with other documents or communications, the provisions of this Plan shall control.

Section 7.02.  Funding of Severance Benefits.  All severance benefit payments under this Plan will be made by the Employer from its general funds and no Executive Employee shall have any right with respect to any specific assets of the Employer and shall be a general creditor of the Employer with respect to any amounts payable hereunder.

Section 7.03.  Amount Payable Upon Death of Eligible Participant.  If an Executive Employee dies after an Involuntary Termination of employment under the provisions of this Plan but before receiving payment of the amount due hereunder, such amount shall be paid, in a cash lump sum, to the beneficiary or beneficiaries designated by the Executive Employee to receive life insurance proceeds under the Employer’s Life Insurance Plan.  In the absence of an effective beneficiary designation, any amount payable hereunder following the death of an Executive Employee shall be paid to the Executive Employee’s estate.

Section 7.04.  Confidential Information.  Each Executive Employee shall hold in a fiduciary capacity for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer or any of its Affiliated Entities, and their respective businesses, which shall have been obtained by the Executive Employee during the Executive Employee’s employment by the Employer or any of its Affiliated Entities and which shall not be or become public knowledge (other than by acts by the Executive Employee or representatives of the Executive Employee in violation of this Plan).  As a condition of participation in this Plan, after termination of an Executive Employee’s employment with the Employer, the Executive Employee shall not, without the prior written consent of the Employer or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Employer and those designated by it.

Section 7.05.  Release.  As a condition to receipt of any benefits under this Plan, an Executive Employee eligible to receive benefits under this Plan shall execute a Waiver and Release, under which the Executive Employee: (a) releases the Employer and Affiliated Entities and any director, officer, Employee, agent or representative from any cause of action arising out of the Executive Employee’s employment with and termination from an Employer; (b) agrees to non-disparagement of Employer and Affiliated Entities, and; (c) agrees to a non-solicitation clause of Employer’s and Affiliated Entities’ Employees.  Such release shall include, but shall not be limited to, a waiver by the Executive Employee of pursuit of any action based on wrongful termination, state or federal nondiscrimination in employment laws or state and federal compensation and benefits laws (including ERISA).

Section 7.06.  Employment Status.  This Plan does not constitute a contract of employment or impose on the Employee or the Employer any obligation for the Employee to remain an Employee or change the status of the Executive Employee’s employment or the policies of the Employer regarding termination of employment.

Section 7.07.  Validity and Severability.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.08.  Governing Law.  The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Colorado, without reference to principles of conflict of law, except to the extent preempted by federal law.

Section 7.09.  Right of Offset.  To the extent permitted by applicable law, the Employer may, in its sole discretion, apply any payments otherwise due and payable under this Plan against Employee or terminated Employee loans outstanding to the Employer or other debts of the Employee or terminated Employee to the Employer.  By accepting payments under this Plan, the Executive Employee shall consent to the reduction of any compensation paid to the Executive Employee by the Employer to the extent the Executive Employee receives an overpayment from the Plan.  Notwithstanding the foregoing, however, the Employer shall not offset any benefits payable pursuant to this Plan to the extent such offset would result in the imposition of taxes or penalties pursuant to Code Section 409A and the Treasury Regulations issued thereunder.

Section 7.10.  Conformance With Applicable Laws.  Notwithstanding anything contained herein to the contrary, this Plan shall be administered and operated in accordance with any applicable laws and regulations, including, but not limited to, laws affecting the timing of payments to Employees.  The Board or its delegate reserves the right to amend this Plan at any time in order for this Plan to comply with any such laws and regulations.

Section 7.11.  Payments Due Minors or Incapacitated Persons.  If any person entitled to a payment under this Plan is a minor, or if the Administration Committee or its delegate determines that any such person is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as an incompetent, the Administration Committee or its delegate shall have the power to cause the payment becoming due to such person to be made to another for his benefit, without responsibility of the Administration Committee or its delegate, the Employer or any other person or entity to see to the application of such payment.  Payments made pursuant to such power shall operate as a complete discharge of the Administration Committee, this Plan and the Employer.

ARTICLE VIII

DURATION, AMENDMENT AND TERMINATION

Section 8.01.  Duration.  Unless terminated by the Board, the Plan shall remain effective hereafter.

Section 8.02.  Amendment or Termination.  The Board may amend or terminate this Plan, at its sole discretion.

*The remainder of this page is intentionally left blank.

The Plan Sponsor, by its duly authorized officer, has executed the Plan on the date written below.

Dated: November 4, 2014	NEWMONT USA LIMITED, Plan Sponsor

	By	/s/Stephen Paul Gottesfeld
	Name	Stephen Paul Gottesfeld
	Title	Vice President